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                                                                    EXHIBIT 10.4

                       RETIREMENT AND SEVERANCE AGREEMENT

     This Agreement made this 4th day of March, 2003, by and between FREDERICK
E. KUTTEROFF of 1126 Deer Run, Orefield, PA 18069 ("Executive") and KEYSTONE SAVINGS BANK, a Pennsylvania Mutual Savings Bank with headquarters at 90 Highland Avenue, Bethlehem, Pennsylvania 18017 ("Keystone"), is based upon the following:

                            Relevant Background Facts

     A. Executive currently serves as President and Chief Executive Officer of Keystone and with respect to its affiliated and subsidiary corporations in other capacities as listed on Schedule A.

     B. Keystone is a Pennsylvania chartered mutual savings bank operating in the greater Lehigh Valley Region of Pennsylvania, the Board of Trustees ("Board") of which is presently considering a transaction with First Colonial Group, Inc. the terms of which are known generally to Executive and the Board and are not finalized (the "Proposed Transaction") as of the date of this Agreement.

     C. Executive and Keystone have come to agreements in principle with respect to Executive's retirement from Keystone, the resignation of his positions therefrom and the terms and conditions under which he would retire and receive certain severance benefits. It is the intention of Executive and Keystone (and sometimes the "Parties") to memorialize the terms of that agreement in principle in the following:

                                    Agreement

     1. Incorporation. The Relevant Background Facts stated above are incorporated herein by reference as if fully stated herein.

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     2. Modification of Duties. Executive agrees and acknowledges that during the period from the date of execution of this Agreement through his Retirement Date (as defined below), Executive shall function in the role of President and Chief Executive Officer of Keystone (and in other roles with respect to the listed affiliated organizations on Schedule A) with his duties and responsibilities being those outlined generally on Schedule B, attached.

     3. Retirement Date. During the period from the date of execution of this Agreement through the completion of the Proposed Transaction, but in no event later than December 31, 2003, (the earlier of which dates shall be Executive's retirement date) (the "Retirement Date"), Executive shall serve at the pleasure and the sole discretion of the Board which may, in its sole discretion, request Executive to resign some or all of his positions (including any and all Board Positions) and/or duties prior to December 31, 2003. In the event such a request is made by the Board, Executive shall comply with the same without condition or delay. Notwithstanding the foregoing, the Board and Executive may agree that he shall continue to hold a position with Keystone or its affiliated entities after the Retirement Date.

     4. Compensation During Severance Period. Notwithstanding the option and right of the Board to terminate some or all of Executive's positions and/or duties earlier than the Retirement Date, Executive shall be entitled to receive compensation for the period ending May 31, 2005 (the "Severance Period"), payable in regularly scheduled bi-weekly installments through May 31, 2005, as shown on Schedule C attached hereto (the "Severance Period Compensation"). In the event of Executive's death during the Severance Period, Keystone shall continue to pay the Severance Period Compensation shown on Schedule C to Executive's personal representatives and/or his designated beneficiaries, as designated by a separate signed notice or letter from Executive to the Board hereunder.

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     5. Severance Period Benefits: In addition to the Severance Period
Compensation, Executive shall be entitled to certain fringe and other benefits including, without limitation, participation in Keystone's Supplemental Executive Retirement Plan, Keystone's Performance Unit Plan and Keystone's Trustee and Executive Deferred Compensation Plan (together the "Non-Qualified Plans") through May 31, 2005, each as defined or modified on Schedule D attached hereto. In the event of Executive's death during the Severance Period, Keystone shall continue to pay the Benefits shown on Schedule D [paragraph 5 and 8(c)] to Executive's personal representatives and/or his designated beneficiaries, as designated by a separate signed notice or letter by Executive to the Board hereunder.

     6. Board's Powers and Liabilities: Without in any manner intending to abrogate Keystone's financial obligations to Executive and its contractual liabilities and undertakings pursuant to this Agreement, the Board shall have the full power and authority to administer this Agreement. So long as they are undertaken in good faith, the Board's actions taken under this Agreement including any decisions made concerning the Non-Qualified Plans, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to the member's willful misconduct or lack of good faith.

     7. Limited Release: In consideration of the compensation and benefits described in this Agreement which are of greater value and/or duration than those to which Executive would normally be entitled upon the termination of his employment, Executive, on behalf of himself, his heirs, executors, administrators, agents, representatives and assigns, hereby forever releases Keystone Savings Bank, and its respective officers, directors, trustees, shareholders, owners, employees, supervisors, agents, representatives, predecessors, successors and assigns ("Released

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Parties"), from any and all claims, demands, suits or causes of action of any nature whatsoever, whether known or unknown, relating in any way to his employment with Keystone and the termination thereof, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and all other federal, state or local laws, claims for breach of contract, claims for wrongful discharge, claims for emotional distress, defamation, fraud, misrepresentation or other personal injury, claims for unpaid compensation, claims relating to benefits, claims for attorneys' fees and costs, and claims under any federal, state, or local law or cause of action concerning employment, which have arisen as of the date this Agreement is signed by him; provided, however, that this release shall not, in any manner, be construed to be applicable to: (i) any claims for breach of the terms of this Agreement; or (ii) any claims for breach of the terms of any Qualified Plan of which Keystone is the sponsor.

     8. Non-Competition. In consideration of the compensation and benefits described in this Agreement which are of greater value and/or duration than those to which Executive would normally be entitled upon the termination of employment, Executive shall not, during the Severance Period, engage in competition with Keystone. For purposes of this Agreement, Executive shall be deemed to "engage in competition" with Keystone if he shall directly or indirectly become an employee, independent contractor or consultant of, or in any other capacity contract with, a financial banking or similar institution or organization or in any manner solicit accounts which were served by Keystone during the twelve (12) month period immediately preceding the Retirement Date for the same business engaged in by Keystone and/or assist any

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person or entity to acquire such accounts for the same business as engaged in by
Keystone. Such restrictions shall be effective within a radius of one hundred
(100) miles of Keystone's headquarters.

     9. Non-Solicitation Covenant. In consideration of the compensation and benefits described in this Agreement which are of greater value and/or duration than those to which Executive would normally be entitled upon the termination of employment, Executive agrees that during the Severance Period and thereafter he will not solicit for employment any then-current employee of Keystone Savings Bank or any of its then affiliated entities, nor will he attempt, in any manner, to encourage or cause any then-current employee of Keystone Savings Bank or its then affiliated entities to terminate his or her employment relationship with Keystone Savings Bank or its then affiliated entities. Executive understands and agrees that any violation of this section shall constitute and be treated as a material breach of this Agreement.

     10. Non-Disparagement. The Parties agree that they shall not communicate, either orally or in writing, or by conduct, any negative, adverse or derogatory information, facts, opinions or beliefs concerning each other. Executive further agrees that he will not engage in any activities that will serve to undermine the management and/or disrupt the operation of Keystone Savings Bank or its affiliated entities. Executive understands and agrees that any violation of this section shall constitute and be treated as a material breach of this Agreement.

     11. Confidentiality.

          A. Executive shall not, directly or indirectly, use or divulge to any third party any of Keystone's confidential information or materials disclosed or made available to Executive by reason of his employment with Keystone and not generally known to the public industry in which Keystone is engaged (collectively "Confidential Information"). The Confidential

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Information includes, without limitation: trade secrets and other information related to Keystone's practices in personnel, accounting, marketing, advertising, promotion, selling; customer know-how; and research.

          B. All of the Confidential Information is a valuable asset of Keystone and is, will be and shall, at all times, remain the sole and exclusive property of Keystone.

          C. Executive shall, at all times, hold the Confidential Information secret.

          D. Executive shall immediately upon the Retirement Date (or sooner pursuant to paragraph 3) deliver or cause to be delivered to Keystone all of the Confidential Information in Executive's possession or control, as well as all other materials furnished to or acquired by Executive as a result of, or during the course of, Executive's employment by Keystone.

          E. The Parties agree that this Agreement, the discussions leading to this Agreement, the facts and circumstances underlying this Agreement and the terms and conditions of this Agreement are confidential and may not be disclosed in any manner to any third party, except in a proceeding to enforce the terms hereof or as required by law. Notwithstanding the foregoing, Keystone recognizes that Executive may disclose the terms of this Agreement to his attorney, tax accountant and/or the Internal Revenue Service, the Pennsylvania Department of Revenue, and any local taxing authority and that either party may disclose this Agreement in response to a subpoena from a state or federal regulatory body. Further, Executive recognizes that Keystone may disclose the terms of this Agreement to the appropriate parties in the Proposed Transaction as well as regulatory authorities, and as may be required by applicable law with respect to the Proposed Transaction. The Parties understand and agree that any violation of this section shall constitute and be treated as a material breach of this Agreement, unless such disclosure is compelled by Court Order, subpoena, or other legal process.

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     12. Binding Effect. The Agreement shall be binding upon and inure to the benefit of Keystone, its successors and assigns, and to the Executive and his heirs, executors, administrators, and legal representatives.

     13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania. Venue for any action brought under this Agreement shall lie only in the Northampton County Court of Common Pleas.

     14. Compliance with Code, Etc. The Parties intend that this Agreement comply with the provisions of the Internal Revenue Code, as amended, and Regulations in effect interpreting the Code. If, at a later date, the laws of the United States or the Commonwealth of Pennsylvania are construed in such a way as to make this Agreement or a provision thereof null and void, the Agreement or provision in question shall be construed in a manner that best carries out the Parties' purposes and intentions.

     15. Severability. If the Internal Revenue Service shall at any time interpret this Agreement to be ineffective to defer the Executive's income, and that interpretation becomes final and unappealable, then only those amounts which would be treated as taxable income by the Service at the time of such final interpretation, shall be paid over to the Executive.

     16. Entire Agreement. This Agreement supersedes all other agreements previously made between the Parties relating to its subject matter. There are no other understandings or agreements.

     17. Assignment. This Agreement (including all rights to enforce the non-competition, non-solicitation, non-disparagement and confidentiality provisions hereof) may be assigned only by Keystone, and Keystone may delegate any duties hereunder to any affiliated or subsidiary corporation.

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     18. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, return receipt requested, postage prepaid, addressed to Keystone or Executive at their last known addresses.

     19. Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

     20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     22. Advice of Legal Counsel. Keystone recommends to Executive that he consult with legal counsel prior to executing this Agreement.

     23. Voluntary Agreement. Executive acknowledges that he has been given at least twenty-one (21) days from his receipt of this Agreement to consider whether or not to sign this Agreement. Executive agrees that if he signed this Agreement before the expiration of this twenty-one (21) day period, he has done so voluntarily after consulting with counsel regarding this Agreement.

     24. Revocation. Executive is aware that he may change his mind and revoke this Agreement at any time during the seven (7) day period immediately after the date upon which this Agreement is signed, in which case none of the provisions of this Agreement will have effect.

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     IN WITNESS WHEREOF, Keystone has caused this Agreement to be executed by its duly authorized officers, and Executive hereunder has set his had and seal as of the date first above written.

ATTEST:                                     KEYSTONE SAVINGS BANK


 /s/ R. C. Paul, Jr.                        By /s/ Jeffrey P. Feather
---------------------------------             ----------------------------------


WITNESS:


 /s/ Michele A. Linsky                      /s/ Frederick E. Kutteroff
---------------------------------           ------------------------------------
                                            Frederick E. Kutteroff

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                                   SCHEDULE A

        Positions with Affiliated or Subsidiary Corporations and Entities

Keystone Lehigh Valley, Inc. - Vice President and Treasurer
Keystone Lehigh Valley - Secretary and Director
Keystone Savings Foundation - Trustee and Secretary/Treasurer

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                                   SCHEDULE B

                              Pre-Retirement Duties

Interface with regulators, both in the normal course of business and in connection with the Proposed Transaction.

Prepare for and conduct the various board and committee meetings in the normal course of KSB business.

Be available to render advice and counsel to a new CEO.

Be a positive part of meetings with employees, customers, etc. to introduce the new CEO.

Continue to represent Keystone in the community in a positive manner at appropriate meetings, functions, etc.

Be a positive force in conveying the corporate message regarding the Proposed Transaction to all constituencies.

Continue to oversee, direct and control current direct reports (Higgins, Goldsmith, Feola, Billard, Linsky & Madura).

Function as CEO as directed by the board.

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                                   SCHEDULE C

                          Severance Period Compensation

2003                          $326,000
2004                          $326,000
2005 (through May 31, 2005)   $135,833

On or before December 31, 2003, in the event that Keystone successfully completes the acquisition by merger of Nazareth National Bank/ First Colonial Group (the Proposed Transaction), and provided that Keystone's Board is satisfied, in its sole discretion, with Executive's discharge of his duties hereunder, Keystone (or its successor) will make a payment to Executive's SERP in the amount of $250,000.00.

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                                   SCHEDULE D

                  Executive's Severance Period Fringe Benefits

1. Health Insurance pursuant to Keystone's Group Health Plan through May 31, 2005 (thereafter, through May 31, 2008, Executive may continue health insurance coverage through Keystone's Group Health Plan at his sole cost and expense which shall be fixed at the then current COBRA benchmark charge used by Keystone for former employees for like coverage).

2.   Group Disability Insurance through May 31, 2005.

3.   Group Life Insurance through May 31, 2005.

4. 401(k) Participation with Keystone match through May 31, 2005. If, for any reason, Executive is determined not to be eligible for participation in this plan, Executive will be permitted to make his 401(k) contribution & the employer match will be made to the Trustee & Executive Deferred Compensation Plan.

5. Qualified Plan Participation through May 31, 2005; provided, however, if it is determined that Executive is no longer qualified to participate under the Plan prior to May 31, 2005, or if said Plan is eliminated or modified to Executive's detriment prior to May 31, 2005, Keystone shall make an actuarially determined payment to Executive's SERP which shall yield the equivalent of qualified plan participation through May 31, 2005.

6.   Payment of $10,000 for legal and accounting expense.

7. Payment of an automobile allowance of $800.00 per month through May 31, 2005.

8.   Non-qualified Plans:

     (a) Supplemental Executive Retirement Plan ("SERP"): On December 31, 2002, Keystone contributed Three Hundred Fifty Thousand ($350,000.00) Dollars to the SERP for Executive's benefit and no additional payments shall be made except as provided herein.

     (b) Trustee and Executive Deferred Compensation Plan: Participation through May 31, 2005.

     (c) Performance Unit Plan: In full and final settlement of any and all of Executive's rights under the Performance Unit Plan, he shall receive a payment on or before December 31, 2003 in the amount of One Hundred Ninety-One Thousand Eight Hundred ($191,800.00) Dollars.

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